Exhibit 10.1

PAYMENT GUARANTY

This PAYMENT GUARANTY (the “Guaranty”) is executed and delivered as of October 19, 2022 by HOF VILLAGE NEWCO, LLC, a limited liability company organized and existing under the laws of the State of Delaware, with its primary place of business at 2626 Fulton Drive NW, Canton, Ohio 44718 (the “Guarantor”), as guarantor, to and for the benefit of the DIRECTOR OF DEVELOPMENT OF THE STATE OF OHIO, acting on behalf of the State of Ohio (the “Director”), and THE HUNTINGTON NATIONAL BANK, a bank duly organized and validly existing under the laws of the United States of America and qualified to exercise corporate trust powers under the laws of the State of Ohio, as trustee (the “Trustee”) under the Trust Agreement dated as of April 1, 1988, as amended and supplemented from time to time, including by the One Hundred Fortieth Supplemental Trust Agreement dated as of October 1, 2022.

WITNESSETH:

WHEREAS, pursuant to a Loan Agreement dated as of October 1, 2022 (the “Loan Agreement”), among the Director, the Stark County Port Authority (the “Port Authority”), and HOF Village Center for Performance, LLC (the “TDD Bonds Beneficiary”), the Director has agreed to make a loan of the proceeds from the sale of the State Economic Development Revenue Bonds (Ohio Enterprise Bond Fund) Series 2022-3 (Hall of Fame Village Project) (Taxable Bonds) (the “Bonds”), issued by the State of Ohio in the original principal amount of $7,500,000 (the “Loan”), to the Port Authority, and the TDD Bonds Beneficiary has agreed to construct, own, and operate the Project, as described in the Loan Agreement; and

WHEREAS, the proceeds and any premium from the Bonds will be used by the Port Authority and the TDD Bonds Beneficiary to (i) pay a portion of the costs of the Provision of the Project; (ii) pay certain costs of issuance of the Bonds; and (iv) to fund a deposit into the Primary Reserve Account; and

WHEREAS, it is a condition precedent to the disbursement of the Loan under the Loan Agreement that the Guarantor guarantee the payment of any “Shortfall”, defined as the difference between TDD Revenues available for payment of, and the amounts required to be paid for, debt service and obligations owed by the Port Authority and the TDD Bonds Beneficiary under the Loan, the Loan Agreement, the Note, and the other Loan Documents.

NOW, THEREFORE, as an inducement to, and in consideration of, the Loan by the Director to the Port Authority pursuant to the Loan Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Guarantor, the Guarantor does hereby covenant, warrant, represent to and agree for the benefit of the Director and the Trustee as follows:

ARTICLE I
DEFINITIONS

Words and terms with initial capital letters used in this Guaranty (including the preamble and recitals hereto) and not otherwise defined shall have the meanings assigned to such terms in the Loan Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations and Warranties of Guarantor. The Guarantor hereby represents and warrants as of the date hereof as follows:

(a)	The Guarantor is a limited liability company duly organized, validly existing, and in full force and effect under the laws of the State of Delaware, and it has full power and authority to own the Guarantor’s properties and conduct the Guarantor’s business as presently conducted. The Guarantor is duly qualified to do business in the State and all other jurisdictions in which the Guarantor owns property, and it will remain so qualified and in full force and effect during the term of this Guaranty, except where the failure to so qualify is not reasonably likely to have a material adverse effect on Guarantor.

(b)	The Guarantor has full power and authority to execute, deliver and perform this Guaranty and to enter into and carry out the transactions contemplated by this Guaranty. Such execution, delivery and performance do not and will not conflict with or violate any provision of law, administrative regulation, court order or court decree applicable to the Guarantor, or conflict with or constitute a default under the Governing Instruments (as defined in the Loan Agreement) of the Guarantor or any material agreement or other instrument to which the Guarantor is a party or by which the Guarantor or any of the Guarantor’s property or assets may be bound. This Guaranty has, by proper action, been duly authorized, executed and delivered, and all necessary actions have been taken to constitute this Guaranty as a legal, valid, binding, and enforceable obligation of the Guarantor, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)	The Guarantor agrees to do or cause to be done all things necessary to keep in full force and effect its existence, rights and franchises, except as otherwise permitted herein or consented to by the Director in writing. The Guarantor further agrees that it will not (a) sell, transfer or otherwise dispose of all, or substantially all, of its assets; or (b) consolidate with or merge into another entity without the prior written consent of the Director, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that, in the case of consolidation of the Guarantor with or its merger into another entity, or sale or other transfer by the Guarantor to another entity of all or substantially all of its assets as an entirety or its subsequent dissolution, such consent will not be required provided that (i) the surviving, resulting or transferee entity assumes all the obligations of the Guarantor under this Guaranty by a written instrument, in form and substance reasonably satisfactory to the Director, and (ii) the resulting, surviving or transfer entity shall have a net worth equal to or greater than the Guarantor at the time of consolidation or merger.

(d)	There is no action, temporary restraining order, injunction, suit or proceeding, or any inquiry or investigation, at law or in equity or before or by any court, public board, regulatory agency or body, pending or threatened against or affecting or involving the properties or businesses or any securities of the Guarantor or, to the knowledge of the Guarantor, any basis for any such action, temporary restraining order, injunction, suit, proceeding, investigation or inquiry, in each case that would prohibit the execution, delivery, validity or enforceability of any of the provisions of this Guaranty, or have a material adverse effect on the ability of the Guarantor to perform any of the Guarantor’s obligations under this Guaranty or materially and adversely affect the financial condition of the Guarantor.

(e)	No litigation or administrative action or proceeding is pending or, to the knowledge of the Guarantor, threatened (i) to restrain or enjoin or seeking to restrain or enjoin any payment contemplated to be made by the Guarantor hereunder, (ii) in any way contesting or affecting the validity of this Guaranty, (iii) in any way contesting the existence or powers of the Guarantor to enter into this Guaranty, or (iv) which, if adversely determined, would individually or in the aggregate, have a material adverse effect on the condition, financial or otherwise, or businesses of the Guarantor or that could have a material adverse effect upon the Guarantor’s aggregate assets.

(f)	The Guarantor is not in default in the payment of any material indebtedness for borrowed money or under any agreement or instrument evidencing any such indebtedness, and no event has occurred which by notice, the passage of time or otherwise would constitute any such event of default.

(g)	The Guarantor has not made any contract or arrangement of any kind which has given rise to, or the performance of which by the other party thereto would give rise to a lien or claim of lien on the Project other than the Permitted Encumbrances, permitted by its credit agreements and note agreements.

(h)	No representation or warranty of the Guarantor contained in this Guaranty, and no statement contained in any certificate, schedule, list, financial statement or other instrument furnished by or on behalf of the Guarantor in connection with the Loan contains any untrue statement of any material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

(i)	Any and all financial statements of the Guarantor heretofore delivered to the Director or the Director’s financial advisors or counsel are true and correct in all material respects, have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the financial condition of the Guarantor as of the dates thereof. No materially adverse change has occurred in the financial condition of the Guarantor reflected therein since the respective dates thereof.

(j)	The Guarantor is solvent and does not contemplate insolvency. A receiver has not been appointed for the Guarantor or for any of the Guarantor’s assets or properties, nor is any application for receivership pending with respect to the Guarantor.

(k)	One of the purposes of this Guaranty is to memorialize the understanding of the Guarantor that, if the TDD Revenues delivered to the Port Authority are not sufficient to make all of the loan payments as and when due, the Guarantor will promptly and unconditionally pay all amounts required, in addition to the TDD Revenues, for the Port Authority to make the loan payments as and when due, upon demand.

(l)	This Guaranty is made in furtherance of the business interests of the Guarantor, and the assumption by the Guarantor of the obligations hereunder will result in direct or indirect financial benefits to the Guarantor. The Guarantor acknowledges that it will benefit from the Loan, and, in order to induce the Director to make the Loan, the Guarantor has agreed to execute and deliver this Guaranty with the understanding that doing so is a condition precedent to the Director making the Loan.

(m)	The Guarantor acknowledges that the Director is relying upon the Guarantor’s covenants herein in entering into the Loan transaction with the Port Authority and the TDD Bonds Beneficiary, and the Guarantor undertakes to perform its obligations hereunder promptly and in good faith.

(n)	The Guarantor is fully aware of the financial condition of the Port Authority and the TDD Bonds Beneficiary and is executing and delivering this Guaranty based solely upon the Guarantor’s own independent investigation of all matters pertinent thereto and is not relying in any manner upon any representation or statement of the Director, the Port Authority, or the TDD Bonds Beneficiary. The Guarantor represents and warrants that the Guarantor is in a position to obtain, and the Guarantor hereby assumes full responsibility for obtaining, any additional information concerning the financial condition of the Port Authority and the TDD Bonds Beneficiary and any other matter pertinent thereto as the Guarantor may desire, and the Guarantor is not relying upon or expecting the Director, the Port Authority, or the TDD Bonds Beneficiary to furnish to the Guarantor any information now or hereafter in the Director’s, the Port Authority’s, or the TDD Bonds Beneficiary’s possession concerning the same or any other matter, except for confirmation of the amount of TDD Revenues received by the Port Authority and available to the Port Authority for payment of the Loan, in order to calculate the shortfall (if any) required to be paid by Guarantor hereunder. By executing this Guaranty, the Guarantor knowingly accepts the full range of risks encompassed within a guaranty of this type, which risks the Guarantor acknowledges. The Guarantor shall have no right to require the Director, the Port Authority, or the TDD Bonds Beneficiary to obtain or disclose any information (other than the information regarding the TDD Revenues) with respect to the financial condition or character of the Port Authority or TDD Bonds Beneficiary, the existence of any collateral or security for any or all of the Loan, the existence or non-existence of any other guaranties of all or any part of the Loan, any action or non-action on the part of the Director, the Port Authority, the TDD Bonds Beneficiary, or any other person, or any other matter, fact or occurrence whatsoever.

ARTICLE III
GUARANTY

Section 3.1. Extent of Guaranty. The Guarantor hereby absolutely and unconditionally guarantees to the Director for the Director’s benefit and that of the Director’s successors and assigns, (i) the full and prompt payment of any Shortfall when due (whether as regularly scheduled at stated maturity or on an interest payment date, by or upon acceleration or redemption, or otherwise, and taking into account any grace or cure periods allowed under the Loan Documents and all receipts of TDD Revenues) to be made by the Port Authority or the TDD Bonds Beneficiary to the Director under the Loan Documents; and (ii) the full and prompt payment of all reasonable expenses and charges, including, to the fullest extent permitted by law, court costs and reasonable attorneys’ fees paid or incurred by the Director in realizing any of the payments hereby guaranteed or in enforcing this Guaranty or any other Loan Document.

Guarantor’s obligations hereunder shall not be affected, modified or impaired by reason of the occurrence from time to time of any event, including without limitation, any one or more of the following, whether or not with notice to, or consent of, the Guarantor:

(a)	the assignment, pledge or mortgaging or the purported assignment, pledge or mortgaging of all or any part of the interest of the Director, the Trustee, the Port Authority, or the TDD Bonds Beneficiary in the Project or any failure of title with respect to the interest of the Port Authority, the TDD Bonds Beneficiary, the Director, or the Trustee in the Project; or

(b)	the waiver of the performance or observance by the Director, the Trustee, the Port Authority, or the TDD Bonds Beneficiary of any obligation, covenant or agreement contained in any Loan Document; or

(c)	the extension of the time for payment of any amount on the Loan or of the time for performance of any other obligation, covenant or agreement under or arising out of this Guaranty or any Loan Document; or

(d)	the modification or amendment of any obligation, covenant or agreement set forth in this Guaranty or any other Loan Document; or

(e)	the taking or omission of any of the actions to which reference is made in this Guaranty or under any other Loan Document; or

(f)	any invalidity or unenforceability of any terms or provisions of this Guaranty or any other Loan Document, or any loss or release or substitution of, or other dealing with, any security created by this Guaranty or any other Loan Document; or

(g)	any failure, omission, delay or lack of diligence on the part of the Director, the Trustee, the Port Authority, or the TDD Bonds Beneficiary to enforce, assert or exercise any right, power or remedy conferred on any such party by this Guaranty or any other Loan Document, or any other act or acts on the part of the Director, the Trustee, the Port Authority, or the TDD Bonds Beneficiary; or

(h)	the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings affecting the Guarantor, the Director, the Trustee, the Port Authority, or the TDD Bonds Beneficiary, or any of the assets of any of them, or any contest of the validity of this Guaranty or any other Loan Document in any such proceeding; or

(i)	the failure of the Director, the Trustee, the Port Authority, or the TDD Bonds Beneficiary to give notice to the Guarantor of the occurrence of any Event of Default; or

(j)	the compromise, settlement, release, discharge or termination of any or all of the obligations, covenants or agreements of the Director, the Trustee, the Port Authority, or the TDD Bonds Beneficiary under the Loan Documents, by operation of law or otherwise, except as may result from payment in full of the Loan.

Section 3.2. Term of Guaranty. This Guaranty and all obligations of the Guarantor under this Guaranty shall remain in full force and effect until (a) (i) the entire principal of, and interest and any service fees on, the Loan, (ii) all other amounts payable under the Loan Agreement and the other Loan Documents, and (iii) the expenses and charges described in Section 3.1(ii) above, shall have been fully paid; and (b) all of the payment obligations of the Port Authority and the TDD Bonds Beneficiary under the Loan Documents have been met. All obligations of the Guarantor under this Guaranty shall be performed promptly and in good faith.

Section 3.3. Unconditional and Absolute Guaranty. This Guaranty is an unconditional and absolute guaranty, irrespective of the validity, regularity or enforceability of any of the Loan Documents or the Bonds or any circumstances which might otherwise constitute a legal or equitable discharge or defense of the Guarantor. No counterclaim, setoff, reduction of an obligation or defense of any kind which the Port Authority, the TDD Bonds Beneficiary, or the Guarantor may have or assert against the Director or which the Guarantor may have or assert against the Director, the Port Authority, or the TDD Bonds Beneficiary shall affect, modify or impair the Guarantor’s unconditional and absolute obligations hereunder.

THIS IS AN UNCONDITIONAL GUARANTY OF PAYMENT AND NOT OF COLLECTION AND THE GUARANTOR FURTHER IRREVOCABLY WAIVES ANY RIGHT TO REQUIRE THAT ANY ACTION BE BROUGHT AGAINST THE PORT AUTHORITY, THE TDD BONDS BENEFICIARY, OR ANY OTHER PERSON OR TO REQUIRE THAT RESORT BE HAD TO ANY SECURITY PRIOR TO THE ENFORCEMENT OF THIS GUARANTY.

Section 3.4. No Set-off. No set-off, counterclaim, reduction, or diminution of any obligation, or any defense of any kind or nature (excepting payment in fact, including payment of TDD Revenues to or for the benefit of the Port Authority) that the Guarantor has or may have, in its capacity as Guarantor hereunder, against the Port Authority or the TDD Bonds Beneficiary shall limit or in any way affect the Guarantor’s obligations under Section 3.1 hereof.

Section 3.5. Reliance by the Director. The Guarantor acknowledges that the Director is making the Loan to the Port Authority in reliance upon this Guaranty and the representations, warranties, covenants and agreements of the Guarantor made herein.

ARTICLE IV
ADDITIONAL COVENANTS AND AGREEMENTS

Section 4.1. Affirmative Covenants of the Guarantor. Throughout the term of this Guaranty, the Guarantor shall:

(a)	Deliver Notice. Immediately upon learning of any of the following, deliver written notice thereof to the Director, describing the same and the steps being taken by the Guarantor with respect thereto:

(i)	The occurrence of any Event of Default (as defined herein) hereunder or an event or circumstance that would constitute such an Event of Default, but for the requirement that notice be given, time elapse or otherwise; or

(ii)	Any action, suit or proceeding by the Guarantor or against the Guarantor at law or in equity, or before any governmental instrumentality or agency, is instituted or threatened in writing which, if adversely determined, would materially and adversely affect the Guarantor’s businesses, operations, properties, assets or condition (financial or otherwise).

(b)	Inspection Rights. At any time during normal business hours and from time to time, upon reasonable prior notice permit the Director or any agents or representatives of the Director, to visit the properties of the Guarantor and discuss the general business affairs of the Guarantor.

(c)	Maintenance. Maintain and keep the Guarantor’s property in good repair, working order, and condition and from time to time make all repairs, renewals, and replacements that, in the opinion of the Guarantor, are necessary and proper to preserve the value of such property; provided, however, that nothing in this subsection shall prevent the Guarantor from selling or otherwise disposing of any property whenever, in the good faith judgment of the Guarantor, such property is obsolete, worn out, without economic value, or unnecessary.

(d)	Insurance. Keep all of the Guarantor’s insurable property insured against loss or damage by fire and other risks, maintain public liability insurance against claims for personal injury, death, or property damage suffered by others upon, in or about any premises occupied by the Guarantor. All insurance for which provision has been made in this subsection shall be maintained against such risks and in at least such amounts as such insurance is usually carried by similarly situated persons, and, as applicable, with full replacement cost coverage, and all insurance herein provided for shall be effected and maintained in force under a policy or policies issued by financially sound and reputable insurance companies. Notwithstanding the foregoing, it is understood and agreed that Guarantor may self-insure against loss or damage by fire or other risks with respect to all or a portion of its insurable property.

(e)	Taxes and Assessments. Pay and discharge promptly, or cause to be paid and discharged promptly, when due and payable, all taxes, assessments and governmental charges or levies imposed upon the Guarantor, the Guarantor’s income or the Guarantor’s property, or upon any part thereof, as well as all claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a lien or charge upon the property of the Guarantor.

Notwithstanding the preceding sentence, the Guarantor may, at the Guarantor’s expense, by appropriate proceedings diligently prosecuted, contest in good faith the validity or amount of any such taxes, assessments, governmental charges, levies and claims and during the period of contest, and after notice to the Director, may permit the items so contested to remain unpaid; provided that the Guarantor shall not be required to provide prior notice to the Director of any such contested proceeding if the amount in controversy of the items being contested totals $250,000.00 or less. However, if at any time the Director shall notify the Guarantor in writing that, in the opinion of legal counsel satisfactory to the Director, by nonpayment of any such items the lien and security interest created by the Loan Documents as to any part of the Project will be materially and adversely affected or the Project or any material part thereof will be subject to imminent loss or forfeiture, the Guarantor shall promptly pay such taxes, assessments, charges, levies or claims or provide a bond or other assurance as required by law.

(f)	Furnish Information. Furnish to the Director:

(i)	Annual Reports. The Guarantor shall provide financial statements to the Port Authority and to the Director pursuant to Section 7.7(f)(i) of the Loan Agreement.

(ii)	Certificate; No Default. With each of the financial reports required to be furnished under this Section, a certificate that satisfies Section 7.7(f)(i) of the Loan Agreement.

(iii)	Other Information. Such other information respecting the business, properties or the condition or operations, financial or otherwise, of the Guarantor as the Director, the Port Authority, or the TDD Bonds Beneficiary may reasonably request.

(g)	Job Creation and Retainage. The Guarantor acknowledges the representation, pursuant to the Loan Agreement, that the Loan will permit the TDD Bonds Beneficiary to create six new, full-time jobs at the Project Site not later than December 31, 2025 and that in the event the TDD Bonds Beneficiary fails to create six new, full-time jobs at the Project Site at such date, the interest rate on the outstanding balance of the Loan shall, at the option of the Director, increase to 10% per annum.

Section 4.2. Negative Covenants of Guarantor. Throughout the term of this Guaranty, the Guarantor shall not do or cause any of the following to occur:

(a)	Sell, transfer or otherwise dispose of all, or substantially all, of the Guarantor’s assets unless (i) the transferee entity assumes all of the obligations of the Guarantor under this Guaranty by a written instrument in form and substance reasonably satisfactory to the Director, and (ii) the transferee entity shall have a net worth equal to or greater than the Guarantor at the time of the sale, transfer, or other disposition.

(b)	Enter into any agreement containing any provision which would be violated or breached by the performance of the Guarantor’s obligations hereunder or under any instrument or document delivered or to be delivered by the Guarantor hereunder or in connection herewith.

Section 4.3. Restrictions on Transfers of Property. The Guarantor covenants and agrees that, during the term of this Guaranty as set forth in Section 3.2 hereof, the Guarantor shall not transfer or cause to be transferred, without sufficient consideration, to any person, entity, or association of any kind whatsoever any property, real or personal, tangible or intangible, of any kind whatsoever which the Guarantor owns having a total value in excess of 10% of the Guarantor’s net worth (assets less liabilities) in any calendar year without obtaining the Director’s prior written consent, which consent shall not be unreasonably withheld or conditioned.

ARTICLE V

EVENTS OF DEFAULT; REMEDIES

Section 5.1. Events of Default. Each of the following shall be an event of default (an “Event of Default”) hereunder:

(a)	The occurrence of any default by the Guarantor in the payment of any amount due under Section 3.1 hereof.

(b)	The occurrence and continuance of an “Event of Default” under the Loan Agreement or any other Loan Document and the expiration of any cure period applicable thereto.

(c)	Any representation, warranty, or statement made by the Guarantor herein or in any statement or certificate delivered or required to be delivered pursuant hereto or in conjunction herewith shall be false or misleading in any material respect on the date as of which made or deemed made.

(d)	The Guarantor shall: (i) admit in writing any inability to pay any of the Guarantor’s debts generally as they become due; (ii) have an order for relief entered in any case commenced by or against the Guarantor under the federal bankruptcy laws, as now or hereafter in effect; (iii) commence a proceeding under any other federal or state bankruptcy, insolvency, reorganization or other similar law, or have such a proceeding commenced against the Guarantor and either have an order of insolvency or reorganization entered against the Guarantor or have the proceeding remain undismissed and unstayed for ninety (90) days; (iv) make an assignment for the benefit of creditors; or (v) have a receiver or trustee appointed for the Guarantor or for the whole or any substantial part of any of the Guarantor’s assets or property.

(e)	The Guarantor shall fail to observe or perform any agreement, term or condition stated in this Guaranty, other than as required or described in subsection (a) and (b) or (c) above, and such failure shall continue for a period of thirty (30) days after the Guarantor has actual notice of such failure, or for such longer period as the Director may agree to in writing.

(f)	A judgment or order for the payment of money in an amount that materially adversely impacts the ability of the Guarantor to meet its obligations under this Guaranty shall be rendered against the Guarantor, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

Section 5.2. Remedies on Default. Upon the occurrence of an Event of Default hereunder, the Director may proceed hereunder and, in the Director’s sole discretion, shall have the right to proceed first and directly against the Guarantor under this Guaranty without proceeding against or exhausting any other remedies which the Director may have under the Loan Documents and without resorting to any other security held by the Director. All remedies available to the Director hereunder shall be in addition to and shall not limit the remedies available to the Director under the Loan Documents.

Section 5.3. No Waiver. No failure by the Director to insist upon the strict performance by the Guarantor of any provision hereof shall constitute a waiver of the Director’s right to strict performance, and no express waiver shall be deemed to apply to any other existing or subsequent right to remedy the failure by the Guarantor to observe or comply with any provision hereof.

Section 5.4. Actions by the Director. The Guarantor consents and agrees that the Director shall, at the Director’s discretion and without the necessity of obtaining any further consent of or giving notice to the Guarantor, have the right to (i) deal in any manner with the Port Authority, including the right to grant any indulgence, forbearance, change, amendment, release, extension or other modification of the Loan Documents and to waive compliance with any of the terms or provisions of the Loan Documents; (ii) exchange, release, fail to resort to or otherwise deal in any manner with any security which may at any time be given to secure the Loan or the Bonds, (iii) effect any release, compromise or settlement with respect to the Loan Documents, (iv) accelerate the maturity of the payments due under the Loan Agreement or the Bonds, (v) accept partial payment or payments of or extend the time for payment of any amounts due on or under this Guaranty, and (vi) agree to release any property from the lien, pledge and security interest created by the Loan Documents irrespective of the consideration received, if any. Irrespective of the Director taking or refraining from taking any of the above actions or any of the actions referred to in the Loan Documents or this Guaranty, the obligations of the Guarantor under this Guaranty shall remain in full force and effect and shall not be affected, modified or impaired in any manner.

Section 5.5. Waiver of Notice. The Guarantor expressly and irrevocably waives (i) notice, in writing or otherwise, from the Director, the Port Authority, or the TDD Bonds Beneficiary of the Director’s acceptance of, and reliance on, this Guaranty or of any adverse change in the financial condition of the Port Authority or the TDD Bonds Beneficiary or any other fact that might materially increase the risk of the Guarantor hereunder, and (ii) defenses based on suretyship.

ARTICLE VI
GENERAL PROVISIONS

Section 6.1. Construction and Binding Effect. All terms, provisions and agreements contained in this Guaranty shall be construed liberally in favor of the Director, shall inure to the benefit of and be enforceable by the Director and the Director’s successors and assigns, and shall be binding upon the Guarantor and the Guarantor’s successors and assigns.

Section 6.2. Severability. If any provision of this Guaranty is for any reason held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provision of this Guaranty, and this Guaranty shall be construed as if such illegal, invalid or unenforceable provision had not been contained herein.

Section 6.3. Amendments. This Guaranty shall not be modified except by a written agreement duly executed by the Director and the Guarantor. The rights and remedies of the Director hereunder shall not be altered, limited or waived by any representation, promise or course of conduct hereunder pursued by the Director, unless evidenced by an agreement in writing duly executed by the Director.

Section 6.4. Obligations. The obligations of the Guarantor hereunder shall arise absolutely and unconditionally when the proceeds of the Loan shall have been disbursed and delivered to the Port Authority in accordance with the terms of the Loan Documents; provided, however, that Guarantor’s obligations under Section 4.3 hereof shall unconditionally arise and be in force on the Closing Date.

Section 6.5. Governing Law. This Guaranty and the rights and obligations of the parties hereto, including third party beneficiaries, shall be governed exclusively by and construed in accordance with the laws of the State of Ohio.

Section 6.6. Entire Agreement; Execution of Counterparts. This Guaranty constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, of the parties with respect to the subject matter hereof. This Guaranty may be executed in any number of counterparts, each of which shall be deemed to be an original hereof, and all of which shall constitute but one and the same instrument, it not being necessary in proving this Guaranty to produce or account for more than one such counterpart.

Section 6.7. Continuing Guaranty. This instrument is and shall be construed to be an absolute, continuing and unconditional guaranty of payment limited only as set forth herein, and shall continue in full force and effect.

Section 6.8. Notices. All notices, certificates, requests or other communications hereunder shall be in writing and shall be deemed to be sufficiently given when mailed by registered or certified mail, postage prepaid, or sent by nationally recognized overnight courier service, or sent by facsimile and confirmed by telephone, and in each case addressed to the Director and the Guarantor at the following addresses:

(a)	As to the Director:	Ohio Department of Development Attention: Office of Loan Administration 77 South High Street, 28th Floor Columbus, OH 43215-6130 Phone No: (614) 466-5420 Fax: (614) 644-1789

(b)	As to the Guarantor:	HOF Village Newco, LLC Attention: Eric Hess, Director of Investor Relations 2626 Fulton Drive NW Canton, Ohio 44718 Telephone No.: (330) 617-8416

The Guarantor or the Director may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

Section 6.9. Captions. The captions and headings in this Guaranty shall be solely for convenience of reference and shall in no way define, limit or describe the scope or intent of any provisions or Sections of this Guaranty.

Section 6.10. Attorney Review. The terms and conditions of this Guaranty were reviewed by the attorney for Guarantor, and said terms and conditions were explained to the appropriate officers/representatives of the Guarantor who, by their execution hereof, hereby acknowledge that they fully understand them.

Section 6.11. Time is of the Essence. Time shall be deemed of the essence in all respects under this Guaranty.

Section 6.12. Mutual Waiver of Jury Trial. THE GUARANTOR AND THE DIRECTOR, TO THE EXTENT PERMITTED BY LAW AND AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS GUARANTY, OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. THIS WAIVER SHALL NOT IN ANY WAY AFFECT THE DIRECTOR’S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED HEREIN OR IN THE NOTE OR IN ANY RELATED INSTRUMENT OR AGREEMENT. NEITHER THE GUARANTOR NOR THE DIRECTOR SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY EITHER GUARANTOR OR THE DIRECTOR EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY BOTH OF THEM.

Section 6.13. Consent to Jurisdiction/Service of Process. The Guarantor hereby irrevocably agrees and submits to the exclusive jurisdiction of any state or federal court located within Stark County, Ohio, or, at the option of the Director in its sole discretion, of any state or federal court(s) located within any other county, state or jurisdiction in which the Director at any time or from time to time chooses in its sole discretion to bring an action or otherwise exercise a right or remedy, and the Guarantor irrevocably waives any and all objections based on forum non conveniens and/or objection to venue of any such action or proceeding. The Guarantor hereby irrevocably consents that all service of process be made by certified mail directed to the Guarantor at its address set forth herein for notice purposes and service so made will be deemed completed upon the earlier of the Guarantor’s actual receipt thereof or three (3) business days after the same has been deposited in the U.S. Mail, postage prepaid. Nothing contained herein will prevent the Director from servicing process in any other manner permitted by law.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first written above.

HOF VILLAGE NEWCO, LLC,
an Ohio limited liability company,

By:	/s/ Michael Crawford
Name:	Michael Crawford
Title:	President and Chief Executive Office